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                                                                EXHIBIT 10.41


Balanced Care Corporation [Letterhead]


August 8, 1997


Ms. Susan E. Keefer
Gethsemane Retirement Community, Inc.
Gethsemane Assisted Living, Inc.
2820 Shaffer Road
Bloomsburg, PA 17815


RE:     GETHSEMANE RETIREMENT COMMUNITY AND REHAB CENTER
        GETHSEMANE ASSISTED LIVING COMMUNITY

                                LETTER OF INTENT


Dear Ms. Keefer:

        We are pleased to present this letter of intent (the "LOI") to you. This LOI sets forth the basic terms and conditions upon which Balanced Care Corporation, a Delaware corporation (or a subsidiary thereof, "Buyer"), would acquire the assets in connection with the following facilities, owned by Gethsemane Retirement Community, Inc. and Gethsemane Assisted Living, Inc., respectively (individually and collectively, the "Seller"): (i) Gethsemane Retirement Community and Rehab Center, a skilled nursing facility, located at 3298 Ridge Road, P.O. Box 440, Bloomsburg, PA 17815 and (ii) Gethsemane Assisted Living Community, an assisted living facility, located at Box 340, Route 1, Millville, PA 17846. Gethsemane Retirement and Rehab Center and Gethsemane Assisted Living Community are hereinafter referred to collectively as the "Facilities".

        Except for the provisions of Paragraphs 7 through 12 (which are intended to be legally binding and enforceable), this LOI is not intended to constitute a contract or an offer to enter into a contract, nor to be binding upon either party, nor to create any legal obligations or rights for either party with respect to any of the matters set forth herein.

        It is our present mutual intent to proceed with the proposed transaction as follows:

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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 2


        1. ACQUISITION. The acquisition will be structured as an asset purchase. It is the intent of the parties that Buyer shall acquire all of the operating assets associated with the Facilities, which may include, but not be limited to, the land, buildings, furniture, fixtures, machinery, equipment, inventory, supplies, leases, licenses, contract rights, resident deposits and escrow accounts, copies of resident records, aggregated work force, copies of employee records, policies and procedures and marketing and public relation materials in connection therewith (collectively, the "Assets"). The Assets shall not include accounts receivable or prepaid expenses.

        2.  PURCHASE PRICE.

        The total estimated purchase price for the Assets of the Facilities will be approximately $6,600,000, paid as follows:

        (a) GOOD FAITH DEPOSIT. Buyer shall make a good faith deposit with an escrow agent mutually acceptable to the parties hereto in an amount equal to $50,000, payable as follows:

             (i) $25,000, upon execution of a definitive asset purchase agreement as contemplated in Paragraph 5; and

             (ii) $25,000, upon satisfaction or waiver of the conditions precedent set forth in Paragraph 5(a) by Buyer.

The escrowed funds (less interest) shall be released in favor of Seller at Closing; Interest shall be released in favor of Buyer.

        (b)  CLOSING PAYMENT. At Closing, Buyer will pay to Seller $5,350,000.

        (c) POST-CLOSING PAYMENT; ADJUSTMENT TO PURCHASE PRICE. If Gethsemane Assisted Living Community achieves an annualized net operating income of $207,000 for the period from September 1, 1997 through June 30, 1998, Buyer will pay to Seller the balance of the Purchase Price in the amount of $1,200,000 (the "Post-Closing Payment"), within thirty days of Buyer's confirmation thereof. If the annualized net operating income is less than $207,000, then the Post-Closing Payment shall be reduced on a prorata basis by the amount of the deficiency. As used herein, the phrase "annualized net operating income" shall mean net operating income, calculated in accordance with

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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 3


GAAP, before amortization, depreciation, interest, rent expense, income taxes, management fees and other extraordinary expenses (including extraordinary marketing or advertising expenses), on an annualized basis. Operating expenses will be generally determined in accordance with the staffing assumptions (including maintenance, dietary, etc.) and the employee benefit costs set forth on the financial pro forma prepared by Seller attached hereto and incorporated herein as Exhibit A. Any additional staffing and cost items not associated with the normal conduct of Seller's business or the operation of the Facilities as licensed facilities in accordance with all regulatory requirements, including any corporate overhead, will be excluded from the calculation of net operating income.

        (d) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets and the covenant not to compete contemplated in Paragraph 5(c) in a manner that is mutually acceptable to the parties hereto and Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

        3.  FINANCIAL STATEMENTS; OTHER INFORMATION.

        (a) FINANCIAL STATEMENTS. Seller will deliver to Buyer audited financial statements for Seller's most recent fiscal year prepared on an accrual basis in accordance with GAAP. In the event audited financial statements have not been prepared financial statements compiled in accordance with Statements on Standards for Accounting and Review Services shall be delivered to Buyer. In addition, Seller will provide to Buyer, as soon as the same become available through the closing date, but no later than 15 days after the last day of any given month, monthly statements of profit and loss of Seller for the Facilities. The results of Seller's operations for the periods covered thereby shall fairly and accurately represent the operating results and financial position of Seller for the periods covered thereby. Seller authorizes representatives of Buyer to review and make copies or extracts from all relevant books, records and work papers in connection with the foregoing.

        (b) OCCUPANCY REPORTS. Seller will deliver to Buyer occupancy reports for the Facilities for the last year and the current occupancy reports, as soon as the last day of any given week.
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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 4


        (c) RENT ROLLS. Seller will deliver to buyer existing rent rolls for the Facilities and, as soon as the same become available through the closing date, but no later than 5 days after the last day of any given month, the current rent rolls.

        (d) SURVEYS/INSPECTIONS. Seller will deliver to Buyer federal and/or state surveys or inspections for the current year and the two immediately preceding years for the Facilities and the most recent surveys or inspections as soon as the same become available through the closing date, but no later than 15 days after the last day of any given month.

        4.  REVIEW.

        Upon approval of the terms as defined herein by Seller, Buyer shall conduct, to the extent deemed necessary in its sole discretion, a review of the business, Assets (including physical condition), liabilities, financial condition and results of operations of Seller. Seller will permit Buyer to have access to, and make copies and extracts from, the Facilities' books, records, work papers and inspection reports of Seller relating thereto. Buyer will conduct its review during normal business hours and in such a manner that will not interfere or disrupt Seller's normal business operations.

        5.  DEFINITIVE AGREEMENT; TERMS AND CONDITIONS.

        Immediately following execution of this LOI by the parties hereto, Buyer will commence with the preparation and negotiation of a definitive asset purchase agreement governing the transaction contemplated hereby (the "Agreement"). The Agreement shall be in a form and substance, and contain such customary terms, conditions, representations, warranties, indemnities and remedies, as are mutually satisfactory to the parties hereto, including, but not limited to, the following:

        (a) BUYER'S CONDITIONS PRECEDENT. The obligation of Buyer to consummate the transaction contemplated under the Agreement shall be subject to and contingent upon the following express conditions precedent:

             (i) Buyer shall have received a written binding commitment from real estate investment trust or other financing source(s) to provide the necessary financing for Buyer's acquisition of the Assets under the Agreement, upon terms and conditions satisfactory to Buyer in its sole and absolute discretion (the "Financing Commitment").
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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 5


             (ii) Buyer shall have completed its review of Seller's operations as contemplated in Paragraphs 3 and 4 of this LOI, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.

             (iii) Buyer shall have obtained approval by its board of directors for the execution and delivery of the Agreement by Buyer, the performance by Buyer of its obligations thereunder and the sale and purchase of the Assets.

        (b) SELLER'S CONDITION PRECEDENT. The obligation of Seller to consummate the transaction contemplated under the Agreement shall be subject to and contingent upon Buyer's obtaining the Financing Commitment or otherwise demonstrating, to the reasonable satisfaction of Seller, that Buyer has the ability to pay the Purchase Price in full as evidenced at Closing by (i) Buyer's balance sheet, (ii) other firm lending commitments or (iii) a combination of items (i) and (ii).

        (c) COVENANT NOT TO COMPETE. For a period of three years following closing on the sale of the Facilities to Buyer, Seller, and each of Seller's shareholders, officers and directors, individually and as a shareholder, officer, director, partner, joint venturer or affiliate of any corporation, partnership, joint venture or other entity, will agree not to own, manage, operate, join, control or participate in the ownership, management, operation or control of any independent living facilities, assisted living or personal care home, skilled nursing facilities or other ancillary health care service within a 25-mile radius of any of the facilities, directly or indirectly, except as otherwise herein provided.

        (d) EMPLOYMENT. Susan Keefer will enter a three-year employment contract, to be executed at Closing, to act as administrator of the Facilities and such other responsibilities as determined by Buyer, in its discretion. Said employment contract will provide for an annual base salary of $75,000 for Year 1, $80,000 for Year 2, and $85,000 for Year 3 of said employment contract. Additionally, the Board of Directors, in its discretion, may approve additional compensation, on an annual basis, consisting of a cash bonus of up to twenty (20%) percent of the annual base salary then in effect and/or stock options. Susan Keefer shall receive the customary fringe benefits provided to Buyer's other officers and employees, which are appropriate for an employee or officer holding a position similar to Susan Keefer's, including participation in Buyer's existing or future stock option plan(s).

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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 6


        6.  CLOSING.

        Time shall be of the essence with respect to the negotiation, execution and delivery of the Agreement governing the transaction contemplated herein and the parties hereto agree to use their best efforts to close within 90 consecutive calendar days from date of execution of the Letter of Intent by the parties hereto.

        7.  EXPENSES.

        Seller, on the one hand, and Buyer, on the other, shall each pay their respective fees and expenses and those of their respective agents and advisors whether or not the transaction is ever consummated.

        8.  OTHER OFFERS.

        In consideration of the legal, accounting and other costs and fees which Buyer will incur in connection with the investigation of Seller's operations, Seller agrees that for a period of 90 consecutive days following execution of this LOI, neither Seller nor any shareholders, partners, members or legal, equitable or beneficial owners of the Facilities, of any nature whatsoever, as the case may be, or any entity or individual affiliated with any of the foregoing, directly or indirectly, will solicit the interest of any other person or entity or take part in any discussion concerning a possible acquisition of Seller or its Assets, nor will Seller or any related entity or individual, directly or indirectly, conduct any negotiations for any such acquisition with any person or entity other than Buyer or accept any offer from any such person or entity to purchase Seller or its Assets.

        9.  CONFIDENTIALITY.

        In order to facilitate the transaction contemplated herein, each party may deem it necessary or desirable to disclose certain of its proprietary and/or confidential information to the other party. As used herein, the term "proprietary and/or confidential information" shall mean all information of, or relating to, such party that is not generally available or disclosed to the public, including but not limited to, financial information of such other party and agrees it shall (i) keep such information confidential in accordance with the terms of this LOI and to the extent permitted by law, (ii) use and disclose such information solely for the purpose of performing its obligations hereunder and (iii) not otherwise disclose or make use of such information except in accordance with the terms of this LOI and to the extent required by law. If this LOI is terminated by either party, all
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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 7


proprietary and/or confidential information received by Buyer from Seller shall be returned to Seller.

        10.  PUBLICITY.

        Except as may otherwise be provided herein, Buyer and Seller agree that no disclosure or other publicity concerning the transaction contemplated herein shall be made prior to consummation without the mutual written consent of the parties hereto.

        11.  CHOICE OF LAW.

        The validity and interpretation of this LOI and the Agreement shall be construed in accordance with, and governed by, the internal laws of the Commonwealth of Pennsylvania.

        12.  TERMINATION.

        If the Agreement has not been executed and delivered by the parties hereto within ninety days of Seller's acceptance of this LOI, this LOI may be terminated without cause by either party upon written notice to the non-terminating party.

              [THIS PORTION OF THE PAGE INTENTIONALLY LEFT BLANK]
                [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE]
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Ms. Susan Keefer
Gethsemane Retirement Community, Inc.
August 8, 1997
Page 8


        If the foregoing accurately sets forth your intentions with respect to the transaction outlined above, please obtain the appropriate authorized signature of Seller on the enclosed copy of this LOI in the space provided below and return it to me.

                                Very truly yours,

                                BALANCED CARE CORPORATION, a
                                Delaware corporation


                                By: /s/ WILLIAM T. McCARTHY
                                    ----------------------------
                                        William T. McCarthy
                                        Chief Financial Officer


        Accepted and agreed to this 8th day of August by:


GETHSEMANE RETIREMENT COMMUNITY, INC.,
a Pennsylvania corporation


By: /s/ SUSAN E. KEEFER
    --------------------------
        Susan E. Keefer
        Title: President


GETHSEMANE ASSISTED LIVING, INC.,
a Pennsylvania corporation


By: /s/ SUSAN E. KEEFER
    --------------------------
        Susan E. Keefer
        Title: President